UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014 (December 10, 2014)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Director

On December 10, 2014, David J.A. Flowers resigned as a member of our board of directors. The decision of Mr. Flowers to resign was not the result of any disagreement with us on any matter relating to our operations, policies or practices. Liberty Media Corporation has announced Mr. Flowers’ retirement from Liberty Media at the end of this year. Mr. Flowers has been Liberty Media’s Senior Vice President - Managing Director of Alternative Investments, since 2011.

Appointment of Director

To fill the vacancies resulting from the resignation described above, our board of directors on December 10, 2014 unanimously appointed Mark D. Carleton as a member of our board of directors.

Mark D. Carleton, age 54, previously served as a director of Sirius XM Radio Inc. from January 2013 to September 2013. Mr. Carleton has been Senior Vice President of Liberty Media Corporation since December 2003. Prior to joining Liberty Media, Mr. Carleton was a partner at KPMG LLP from 1993 to 2003, where he also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Barnes & Noble, Inc., Ideiasnet, Mobile Streams, Inc. and Air Methods Corporation. During the preceding five years, he also served as a director of Ticketmaster Entertainment, Inc. and The DIRECTV Group, Inc.

We awarded Mr. Carleton options to purchase 36,534 shares of our common stock at an exercise price of $3.44 per share, the closing price of our common stock on The Nasdaq Global Select market on the day of his appointment. Mr. Carleton will also receive the customary compensation paid to our non-employee directors, which currently consists of an annual cash retainer of $50,000 and $70,000 in the form of options to purchase our common stock which are granted annually in the ordinary course on the next business day following each annual meeting of stockholders. Our most recent proxy statement filed with the Securities and Exchange Commission on April 8, 2014 describes these arrangements under the heading “Director Compensation Table for 2013”. There are no transactions with related persons required to be disclosed under Regulation S-K Item 404(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: December 11, 2014